Exhibit 99.2

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Announces Expiration and Final Results of

Tender Offer for its 8.75% Senior Notes due 2018

DENVER—March 10, 2011—MarkWest Energy Partners, L.P. (NYSE: MWE and the “Partnership”) announced today the expiration and final results of the previously announced cash tender offer (the “Offer”) for up to $170,000,000 aggregate principal amount of its outstanding 8.75% Senior Notes due 2018 (CUSIP No. 570506AH8) (the “Notes”).  The Offer expired at 11:59 p.m., New York City time, on March 9, 2011 (the “Expiration Date”).  The Offer was made pursuant to the Offer to Purchase, dated February 9, 2011 (the “Offer to Purchase”), and the related letter of transmittal.

According to the Depositary for the Offer, $165,638,000 in aggregate principal amount of Notes were validly tendered and not withdrawn in the Offer.  MarkWest accepted for purchase $165,638,000 in aggregate principal amount of Notes validly tendered and not withdrawn at a purchase price of $1,115.00 per $1,000 principal amount (the “Total Consideration”), which was determined pursuant to a modified Dutch auction procedure described in the Offer to Purchase.  Holders of approximately $165,508,000 in aggregate principal amount of Notes validly tendered and did not withdraw their Notes on or prior to 5:00 p.m., New York City time, on February 23, 2011 (the “Early Tender Date”), and such Notes were accepted for purchase pursuant to the Offer.  Such holders will receive the Total Consideration, which includes an “Early Tender Payment” of $30.00, for each $1,000 principal amount of Notes so purchased.  Holders of $130,000 in aggregate principal amount of Notes validly tendered their Notes after the Early Tender Date, but prior to the Expiration Date, and such Notes were accepted for purchase pursuant to the Offer.  Such holders will receive the Total Consideration less the Early Tender Payment for each $1,000 principal amount of Notes. All Notes purchased in the Offer will be retired.

MarkWest will deposit with the Depository Trust Company later today the amount of cash necessary to pay for all Notes that are accepted for payment, which payment will include accrued and unpaid interest to, but not including, the date the Notes are purchased.

MarkWest engaged Barclays Capital Inc. to act as the exclusive dealer manager in connection with the Offer.  Questions regarding the terms of the Offer may be directed to Barclays Capital Inc., Liability Management Group, at (212) 528-7581 (collect) and (800) 438-3242 (US toll-free).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities.  The Offer was made solely by the Offer to Purchase.  The Offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.